As filed with the Securities and Exchange Commission on April 1, 2026

Registration No. 333-292064

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

on

FORM S-8

to

REGISTRATION STATEMENT ON FORM S-4

UNDER THE SECURITIES ACT OF 1933

FIRSTSUN CAPITAL BANCORP

(Exact name of registrant as specified in its charter)

Delaware	81-4552413
(State or other jurisdiction of incorporation or organization)	IRS Employer Identification No.)

1400 16th Street, Suite 250

Denver, Colorado 80202

(Address of principal executive offices) (Zip Code)

First Foundation Inc. Amended and Restated 2024 Equity Incentive Plan

(Full title of the plans)

Neal E. Arnold

Chief Executive Officer and President

FirstSun Capital Bancorp

1400 16th Street, Suite 250

Denver, Colorado 80202

(Name and address of agent for service)

(303) 831-6704

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The Registrant hereby amends its Registration Statement on Form S-4 (File No. 333-292064) filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 11, 2025, as amended by Pre-Effective Amendment No. 1 thereto filed with the Commission on January 14, 2026 (the “Form S-4”), which the Commission declared effective on January 15, 2026, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Registration Statement” or this “Post-Effective Amendment”).

The Registrant filed the Form S-4 in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of October 27, 2025, as amended (the “Merger Agreement”), by and between First Foundation Inc., a Delaware corporation (“First Foundation”) and FirstSun Capital Bancorp, a Delaware corporation (the “Registrant”). Pursuant to the terms of the Merger Agreement, First Foundation merged with and into the Registrant, with the Registrant continuing as the surviving corporation effective on April 1, 2026 (the “Effective Time”).

Pursuant to the terms of the Merger Agreement, at the Effective Time, holders of First Foundation common stock were entitled to receive 0.16083 shares (the “Exchange Ratio”) of common stock, par value $0.0001 per share, of the Registrant (the “Common Stock”), for each share of common stock, par value $0.001 per share, of First Foundation (“First Foundation Common Stock”). Additionally, at the Effective Time, each outstanding time-vested restricted stock unit award and each outstanding performance-based restricted stock unit award granted under the First Foundation Inc. Amended and Restated 2024 Equity Incentive Plan (collectively, the “First Foundation Equity Awards”) was assumed by the Registrant and converted into a corresponding equity award covering shares of Common Stock. Each such First Foundation Equity Award was adjusted so that its holder is entitled to receive a number of shares of Common Stock equal to the product of (a) the number of shares of First Foundation Common Stock subject to such First Foundation Equity Award immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, with the resulting number of shares rounded to the nearest whole share. Except as described below, each converted award remains subject to substantially the same terms and conditions as were applicable immediately prior to the Effective Time.

Each outstanding time-vested restricted stock unit award was converted into a restricted stock unit award relating to shares of Common Stock (a “FirstSun Converted RSU Award”) subject solely to time-based vesting following the Effective Time.

Each outstanding performance-based restricted stock unit award was converted into a restricted stock unit award relating to shares of Common Stock (a “FirstSun Converted PSU Award”) based on the number of shares subject to such award assuming achievement of the applicable performance goals at target-level performance, with the number of shares adjusted using the Exchange Ratio. Following the Effective Time, each FirstSun Converted PSU Award is no longer subject to performance-based vesting conditions and instead will vest solely based on continued service through the end of the original performance period.

The shares of Common Stock covered by this Post-Effective Amendment were originally registered under the Form S-4 and are being carried forward to this Post-Effective Amendment for issuance pursuant to the assumed First Foundation Equity Awards described above.

PART I

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to each participant with a First Foundation Equity Award as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Registrant are hereby incorporated into this Registration Statement by reference:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on March 6, 2026;

2.	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 26, 2026, February 6, 2026, February 25, 2026, February 27, 2026, March 12, 2026, and April 1, 2026; and

3.	The description of the Registrant’s Common Stock contained in Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 1, 2026, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished and not deemed filed with the Commission), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Amended and Restated Certificate of Incorporation, as amended, provides that the liability of a director to it or its stockholders for monetary damages for breach of fiduciary duties is eliminated or limited to the fullest extent permitted by applicable law.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Notwithstanding the preceding sentence, the Registrant is not required to indemnify any such person in connection with a proceeding initiated by such person if such proceeding was not authorized in advance by the Registrant’s board of directors.

In addition, the Registrant’s Amended and Restated Certificate of Incorporation, as amended, provides that it shall indemnify its directors and officers to the fullest extent permitted by the DGCL. The right of indemnification granted by the Amended and Restated Certificate of Incorporation, as amended, also includes the right to be paid by the Registrant the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by the DGCL. The Registrant’s Amended and Restated Bylaws also provide for indemnification and advancement of expenses to the fullest extent permitted by applicable law. The Registrant has also entered into indemnification agreements with its directors and certain executive officers that provide that the Registrant will indemnify each executing director and executive officer against all losses if he or she was or is a party to or participant in, or is threatened to be made a party to or participant in, certain actions, suits, proceedings or alternative dispute resolution mechanisms, as a result of his or her service as a director or executive officer, as applicable, to the fullest extent permitted by applicable law, subject to certain exceptions. The Indemnification Agreement also requires the Registrant to advance the expenses that such directors or executive officers may incur as a result of or in connection with the defense of any proceeding brought against them as to which they could be indemnified, subject to an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification. The Registrant also carries directors’ and officers’ insurance providing indemnification for its directors and officers for some liabilities. The Registrant believes that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

The foregoing is only a general summary of certain aspects of Delaware law and the Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws, dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the DGCL referenced above and the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The list of exhibits is set forth in the Exhibit Index immediately preceding the signature pages to this Registration Statement and is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the filing fee table included as an exhibit to this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of FirstSun Capital Bancorp, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 9, 2025).

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 1, 2026).

3.3	Bylaws of FirstSun Capital Bancorp as amended and restated through May 7, 2025 (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 10-Q filed on May 9, 2025).

5.1	Opinion of Nelson Mullins Riley & Scarborough, LLP regarding the validity of the securities to be issued. *

10.1	First Foundation Inc. Amended and Restated 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to First Foundation’s Current Report on Form 8-K filed on May 30, 2025).

23.1	Consent of Crowe LLP, independent registered public accounting firm of FirstSun Capital Bancorp. *

23.2	Consent of Nelson Mullins Riley & Scarborough, LLP (included in Exhibit 5.1). *

24.1	Power of Attorney (included on signature page). *

* Filed herewith.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, Colorado, on April 1, 2026.

FIRSTSUN CAPITAL BANCORP
(Registrant)

By:	/s/ Neal E. Arnold
Name: Neal E. Arnold
Title: Chief Executive Officer and President

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Neal E. Arnold, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in their capacities and on April 1, 2026.

By	/s/ Neal E. Arnold
Neal E. Arnold Chief Executive Officer, President and Director (Principal Executive Officer)

By	/s/ Robert A. Cafera
Robert A. Cafera Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

By	/s/ Mollie H. Carter
Mollie H. Carter Executive Chairman of the Board

By	/s/ Spencer T. Cohn
Spencer T. Cohn Director

By	/s/ Henchy R. Enden
Henchy R. Enden Director

By	/s/ Sam Edelson
Sam Edelson Director

By	/s/ Beverly O. Elving
Beverly O. Elving Director

By	/s/ John S. Fleshood
John S. Fleshood Director

By	/s/ Kevin T. Hammond
Kevin T. Hammond Director

By	/s/ David W. Levy
David W. Levy Director

By	/s/ Benjamin Mackovak
Benjamin Mackovak Director

By	/s/ Peter E. Murphy
Peter E. Murphy Director

By	/s/ C. Allen Parker
C. Allen Parker
Director

By	/s/ Thomas C. Shafer
Thomas C. Schafer Director